Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 8, 2009

Relating to Preliminary Prospectus dated April 24, 2009

Registration No. 333-158551

May 8, 2009

[ contact address info ]

Dear Shareholder,

ICOP Digital, Inc. is in the process of raising additional capital, and Paulson Investment Company, Inc. is the lead underwriter of this offering. For additional information, please review the enclosed Prospectus.

If you are interested in participating in the offering, please contact Nick Bales or Trent Davis at Paulson Investment Company at 503-243-6000.

Sincerely,

David C. Owen

Chief Executive Officer

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any broker dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-433-9045 or electronically by visiting http://www.paulsoninvestment.com.

ICOP Digital, Inc. 16801 West 116th Street, Lenexa, KS 66219, USA

Sales: 866.210.ICOP (4267) • Tech Support: 866.621.5500 • Headquarters: 913.338.5550

Fax: 913.312.0264 • www.ICOP.com